Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284614

PROSPECTUS SUPPLEMENT No. 9

(to the prospectus dated April 25, 2025)

Rain Enhancement Technologies Holdco, Inc.

5,000,000 Shares of Class A Common Stock Underlying Warrants (For Issuance)

5,914,057 Shares of Class A Common Stock (For Resale)

This prospectus supplement No. 9 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated April 25, 2025 (the “Prospectus”) relating to the issuance of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Rain Enhancement Technologies Holdco, Inc. (the “Company”) upon the exercise of warrants of the Company (“Warrants”) and the resale from time to time of shares of Class A Common Stock by the selling shareholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Current Reports on Form 8-K filed with the SEC on April 6, 2026 and April 14, 2026 (collectively, the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “RAIN” and “RAINW,” respectively. On April 13, 2026, the closing price of our Class A Common Stock was $2.22 per share and the closing price for our Warrants was $0.22 per Warrant.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 12 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2026

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-42460	99-3527155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 339-222-6714

1659 Chinaberry Ct.

Naples, FL 34105

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RAIN	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	RAINW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of March 31, 2026, Rain Enhancement Technologies Holdco, Inc. (the “Company”) and RHY Management LLC, an affiliate of Harry You, the Company’s chairman and a beneficial owner of more than 10% of the Company’s Class A common stock and Class B common stock, (“RHY”) entered into an amendment (the “Loan Agreement Amendment”) to that certain Loan Agreement between RHY and the Company, dated as of December 30, 2024 (the “Loan Agreement”), increasing the amount that could be borrowed by the Company under the line of credit (the “LOC”) pursuant to the Loan Agreement from $7,000,000 to $10,000,000.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement Amendment. A copy of the Loan Agreement Amendment is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information relating to the Loan Agreement Amendment contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 to the extent required herein.

As previously disclosed, the LOC bears interest at the greater of 5% per annum or the applicable IRS short-term rate in the month of each drawdown (“Interest Rate”), payable quarterly in arrears. If a quarterly payment is missed, the loan balance increases by an amount equal to the principal multiplied by the Default Rate (as defined below). If an event of default has occurred and is continuing, then upon written notice by RHY to the Company, the outstanding principal balance and any unpaid accrued interest will accrue interest at 2% above the Interest Rate (the “Default Rate”).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amendment to Loan Agreement, effective as of March 31, 2026, by and between Rain Enhancement Technologies Holdco, Inc. and RHY Management LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2026	RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

	By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2026

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-42460	99-3527155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 339-222-6714

1659 Chinaberry Ct.

Naples, FL 34105

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RAIN	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	RAINW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 11, 2026, the audit committee (the “Audit Committee”) of the board of directors of Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (the “Company”), in consultation with management, determined that the Company’s previously issued unaudited condensed consolidated financial statements contained in its (i) Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on May 15, 2025 and (ii) Quarterly Report on Form 10-Q as of and for the three and six months ended June 30, 2025, filed with the SEC on August 14, 2025 (the “Affected Periods”), should no longer be relied upon due to an error in the accounting for financed insurance premiums. The error affected the presentation of prepaid insurance and related liabilities on the Company’s balance sheets for the Affected Periods. Accordingly, the Company has concluded that a restatement of the financial statements for the Affected Periods is required.

The Company obtained its liability insurance coverage for directors and officers (“D&O”) effective December 31, 2024. On January 2, 2025, the Company executed an agreement with a financing company to finance $640,000 of the premium for the D&O insurance. On January 30, 2025, the down payment and first installment was paid. The Company should have recorded the premium financing agreement as a liability, with an offset to prepaid expenses, upon its execution. The Company believes that the impact of the error was that assets and liabilities were each understated by $380,800 in the first quarter Form 10-Q and by $217,600 in the second quarter Form 10-Q. The Company believes that the error only affected the balance sheets and had no impact on the statements of operations, stockholders’ deficit, or cash flows for the Affected Periods. The error was identified as part of the preparation of the Company’s financial statements for the year ended December 31, 2025.

The Company intends to present the restatement of certain affected line items of the unaudited condensed consolidated balance sheets as of March 31, 2025 and June 30, 2025 within the Company’s forthcoming Annual Report on Form 10-K for the year ended December 31, 2025. Under this approach, the previously issued Quarterly Reports on Form 10-Q for the Affected Periods will not be amended, however, historical amounts presented in future filings will be recast to be consistent with the restatement.

In addition, the Company has evaluated the impact of the identified error on its internal control over financial reporting and disclosure controls and procedures. The Company will report material weaknesses in internal control over financial reporting related to this matter and will report that its disclosure controls and procedures were ineffective as of December 31, 2025. The Company has already commenced efforts to remediate such material weaknesses. The Company will report those material weaknesses and its remediation efforts in its forthcoming Annual Report on Form 10-K for the year ended December 31, 2025.

The Audit Committee and Company’s management discussed the matters disclosed in this Current Report on Form 8-K pursuant to this Item 4.02 with the Company’s independent registered public accounting firm, WithumSmith+Brown, PC.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “believes,” “intends,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, those statements regarding the Company’s plans to file the 2025 Form 10-K and the timing thereof and the ability of the Company to identify and remediate material weaknesses in the Company’s internal control over financial reporting and related disclosure controls and procedures.

These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among other things, the timing and nature of the resolution of the issues discussed in this Current Report on Form 8-K, any delay in the filing of the 2025 Form 10-K, and the timing and results of the Company’s review of the effectiveness of internal control over financial reporting and related disclosure controls and procedures. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2026	RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

	By:	/s/ Oanh Truong
	Name:	Oanh Truong
	Title:	Interim Chief Financial Officer

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